# *Delaware*

*The First State*

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "SOLARFLEX CORP.", FILED IN THIS OFFICE ON THE TWELFTH DAY OF FEBRUARY, A.D. 2010, AT 11:21 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

SECRETARY'S OFFICE — 1793 DELAWARE 1847

Jeffrey W. Bullock, Secretary of State

4787562 8100

AUTHENTICATION: 7819142

100134821

DATE: 02-17-10

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:22 AM 02/12/2010
FILED 11:21 AM 02/12/2010
SRV 100134821 - 4787562 FILE

**STATE OF DELAWARE**
**CERTIFICATE OF INCORPORATION**
**OF**
# SOLARFLEX CORP.

**FIRST:** The name of this Corporation is Solarflex Corp.

**SECOND:** Its registered office in the State of Delaware is to be located at 113 Barksdale Professional Center, Newark, Delaware, County of New Castle, Zip Code 19711. The registered agent in charge thereof is Delaware Intercorp, Inc.

**THIRD:** The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

**FOURTH:** The amount of the total stock that this corporation is authorized to issue is 500,000,000 shares of common stock with a par value of $0.0001 per share.

**FIFTH:** The name and mailing address of the incorporator is as follows:

Sergei Rogov
12 Abba Hillel Silver Street
Floor 11
Ramat Gan, 52506
Israel

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do hereby certify that the facts herein stated are true, and I have accordingly hereunto executed this Certificate this 10 day of February, 2010.

BY: ______________________
Name: Sergei Rogov
Title: Incorporator